Exhibit 99.1

Immunovant Reports Financial Results and Provides Corporate Updates for the Quarter Ended September 30, 2023

•Positive initial Phase 1 data for IMVT-1402 announced, bolstering best-in-class potential

•Initial 600 mg multiple-ascending dose (MAD) cohort data for IMVT-1402 expected in November 2023

•Initial Phase 2 proof-of-concept data for batoclimab in Graves’ disease expected by end of 2023

•Net proceeds of $467 million raised in underwritten public offering and concurrent private placement

•Global clinical trials of batoclimab in myasthenia gravis (MG), thyroid eye disease (TED), and chronic inflammatory demyelinating polyneuropathy (CIDP) progressing

NEW YORK, November 9, 2023 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported corporate updates and financial results for its fiscal second quarter ended September 30, 2023.

“This has been a successful quarter for Immunovant. We delivered initial Phase 1 data for IMVT-1402, including initial data from the 300 mg MAD cohort ahead of schedule,” said Pete Salzmann, M.D., chief executive officer at Immunovant. “We look forward to sharing initial 600 mg MAD cohort data for IMVT-1402 later this month and proof-of-concept Phase 2 data for batoclimab in Graves’ disease by the end of the year.”

Clinical Development Updates:
IMVT-1402:
Initial data from the Phase 1 clinical trial evaluating the safety, tolerability, and pharmacodynamic profiles of IMVT-1402 in healthy adults showed that subcutaneously administered doses of IMVT-1402 produced dose-dependent reductions in Immunoglobulin G, with no statistically significant dose-related decrease in serum albumin or increase in LDL cholesterol, strengthening IMVT-1402 as a potential best-in-class neonatal fragment crystallizable receptor (FcRn) inhibitor. Initial data from the 600 mg MAD cohorts are expected in November 2023.

Batoclimab:
Immunovant’s subcutaneously administered FcRn inhibitor, batoclimab, is being developed in four autoimmune indications – MG, TED, CIDP and Graves’ disease. Top-line data from the Phase 3 clinical trial in MG are expected in the second half of calendar year 2024. For the Phase 3 program in TED, top-line data are expected in the first half of calendar year 2025. Immunovant also expects to have initial results from period 1 of the Phase 2b clinical trial in CIDP in the first half of calendar year 2024, and initial Phase 2 proof-of-concept data in Graves’ disease by the end of calendar year 2023.

Corporate Update:
On October 2, 2023, the Company announced the closing of an underwritten public offering and concurrent private placement offering of common stock yielding approximately $467 million in net proceeds, after deducting underwriting commissions and estimated offering expenses. Together with the Company’s cash and cash equivalents balance of $270 million on September 30, 2023, Immunovant’s pro forma cash and cash equivalents as of September 30, 2023, totaled approximately $737 million. All the shares in the offering were offered by Immunovant.

Financial Highlights for Fiscal Second Quarter Ended September 30, 2023:
R&D Expenses: Research and development expenses were $48.0 million for the three months ended September 30, 2023, compared to $37.7 million for the three months ended September 30, 2022. The increase was primarily due to higher research and development and contract manufacturing costs related to the development of IMVT-1402, and higher personnel-related expenses, partially offset by decreased batoclimab program-specific research and development costs (including contract manufacturing costs) and lower costs related to cross-indication clinical studies and clinical research.

G&A Expenses: General and administrative expenses were $13.8 million for the three months ended September 30, 2023, compared to $11.9 million for the three months ended September 30, 2022. The increase was primarily due to higher personnel-related expenses, market research costs, and information technology costs, partially offset by lower legal and other professional fees.

Net Loss: Net loss was $58.7 million ($0.45 per common share) for the three months ended September 30, 2023, compared to $47.9 million ($0.41 per common share) for the three months ended September 30, 2022. Net loss for the three months ended September 30, 2023 and 2022 included $10.5 million and $8.2 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of September 30, 2023, there were 131,442,024 shares of common stock issued and outstanding. On October 2, 2023, the Company issued 12,949,184 shares of common stock as part of the underwritten public equity offering and private placement offering.

Financial Highlights for Fiscal Six Months Ended September 30, 2023:
R&D Expenses: Research and development expenses were $98.5 million for the six months ended September 30, 2023, compared to $66.2 million for the six months ended September 30, 2022. The increase was primarily due to higher research and development and contract manufacturing costs related to the development of IMVT-1402, elevated personnel-related expenses, and increased batoclimab program-specific research and development costs (including contract manufacturing costs), partially offset by lower costs related to cross-indication clinical studies and clinical research.

IPR&D Expenses: Acquired in-process research and development expenses were $12.5 million for the six months ended September 30, 2023, related to the achievement of development and regulatory milestones for batoclimab as specified in the HanAll Agreement. There were no acquired in-process research and development expenses for the six months ended September 30, 2022.

G&A Expenses: General and administrative expenses were $29.2 million for the six months ended September 30, 2023, compared to $23.8 million for the six months ended September 30, 2022. The increase was primarily due to higher personnel-related expenses, market research costs, and information technology costs, partially offset by lower legal and other professional fees.

Net Loss: Net loss was $132.6 million ($1.01 per common share) for the six months ended September 30, 2023, compared to $88.3 million ($0.76 per common share) for the six months ended September 30, 2022. Net loss for the six months ended September 30, 2023 and 2022 included $21.2 million and $15.8 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s expectations regarding the timing, design, and results of clinical trials of its product candidates; Immunovant's plan to develop batoclimab and IMVT-1402 across a broad range of autoimmune indications; and the potential benefits of batoclimab’s and IMVT-1402’s unique product attributes. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; results of animal studies may not be predictive of results in humans; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of global factors, such as the post-COVID-19 environment, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of batoclimab and IMVT-1402; Immunovant is at an early stage of development for IMVT-1402 and in various stages of clinical development for batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q to be filed with the SEC on November 9, 2023, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$47,959	$37,739	$98,534	$66,168
Acquired in-process research and development	—	—	12,500	—
General and administrative	13,841	11,875	29,243	23,821
Total operating expenses	61,800	49,614	140,277	89,989
Interest income	(3,572)	(1,154)	(7,637)	(1,154)
Other income, net	(20)	(793)	(484)	(1,147)
Loss before provision for income taxes	(58,208)	(47,667)	(132,156)	(87,688)
Provision for income taxes	454	261	443	613
Net loss	$(58,662)	$(47,928)	$(132,599)	$(88,301)
Net loss per common share – basic and diluted	$(0.45)	$(0.41)	$(1.01)	$(0.76)
Weighted-average common shares outstanding – basic and diluted	131,155,642	116,572,820	130,872,717	116,630,076

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	September 30, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$269,928	$376,532
Accounts receivable	1,421	700
Prepaid expenses and other current assets	19,828	27,101
Total current assets	291,177	404,333
Operating lease right-of-use assets	589	1,172
Property and equipment, net	304	333
Total assets	$292,070	$405,838
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,511	$1,353
Accrued expenses	32,134	40,771
Current portion of operating lease liabilities	614	1,173
Total current liabilities	40,259	43,297
Operating lease liabilities, net of current portion	—	47
Total liabilities	40,259	43,344
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at September 30, 2023 and March 31, 2023	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2023 and March 31, 2023	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 131,442,024 shares issued and outstanding at September 30, 2023 and 500,000,000 shares authorized, 130,329,863 shares issued and outstanding at March 31, 2023	13	13
Additional paid-in capital	950,231	927,976
Accumulated other comprehensive income	513	852
Accumulated deficit	(698,946)	(566,347)
Total stockholders’ equity	251,811	362,494
Total liabilities and stockholders’ equity	$292,070	$405,838

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com

Jaye Bea Smalley
Head, Patient Advocacy
Immunovant, Inc.
mediarelations@immunovant.com